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                                                                   EXHIBIT 10.23


                               AMENDMENT NO. 1 TO

                         THE EMPLOYMENT LETTER AGREEMENT

         THIS AMENDMENT NO. 1 TO THE EMPLOYMENT LETTER AGREEMENT (this "Amendment") is made effective as of January 18, 2001 (the "Effective Date") by and between RemedyTemp, Inc., a California corporation, ("Remedy"), and Greg Palmer, ("Palmer"), with reference to the following facts:

         A. Remedy and Palmer are parties to that certain Employment Letter Agreement dated December 16, 1997 (the "Employment Agreement").

         B. To reflect the Board of Directors' appointment of Palmer as President and Chief Executive Officer of Remedy and to incorporate other modifications, Remedy and Palmer now mutually desire to effect certain amendments to the Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and such other good and valuable consideration, the parties hereto agree as follows:

         Except as hereinafter provided, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

1.       AMENDMENTS TO THE EMPLOYMENT AGREEMENT.

         The following portions of the Employment Agreement are amended as follows:

         1.1. The entire Section 1 of the Employment Agreement entitled "Position" is hereby deleted and the following is substituted in its place:

         "1. POSITION. You will be employed as the President and Chief Executive Officer of the Company, subject to the direction, control of, and reporting to, the entire Board of Directors of the Company (the "Board"). Additionally, the Board shall re-charter and form an Executive Committee of the Board to assist you in performing your duties and to review your performance. Such Executive Committee shall consist of only non-employee, non-officer directors. You agree to devote your full business time and energies to the business and affairs of the Company, to use your best efforts, skill and abilities to promote the Company's interests and to perform your duties in accordance with policies, standards and practices established from time to time by the Board of Directors or a committee thereof. Your duties may also include serving as an officer and/or director of any subsidiaries or other affiliates of the Company as reasonably requested. While employed by the Company, you agree that you will not render services to others or engage in any other activities that would interfere with or prevent your fulfilling your obligations to the Company. You agree that you will not serve on any boards of directors without the prior written approval of the Company's Board of Directors. At the first Board meeting following the Effective Date, the Board shall address and consider your request to be a director of the Company"

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         1.2      The entire Section 2 of the Employment Agreement entitled
                  "Base Salary" is hereby deleted and the following is substituted in its place:

         "2. BASE SALARY. Your base salary will be at the annual rate of not less than $400,000 per annum. The amount of your base salary may be increased annually at the discretion of the Compensation Committee of the Board. Your effective start date in your capacity as President and Chief Executive Officer will be on January 18, 2000. Your salary will be payable on the same date as salaries to other executives of the Company are paid."

         1.3 The entire Section 3 of the Employment Agreement entitled "Incentive Compensation" is hereby deleted and the following is substituted in its place:

         "3. INCENTIVE COMPENSATION. In addition to your base salary, you will be paid a cash bonus within one hundred (100) days after the end of each full fiscal year of the Company in an amount to be determined by the Compensation Committee of the Board provided, however, that there will be a maximum bonus level of 100% of your base salary with no minimum bonus level. The exact amount of your bonus will be based upon objective criteria established by the Compensation Committee."

         1.4 Only the first paragraph Section 8 of the Employment Agreement entitled "Severance Benefits" is hereby deleted and the following is substituted in its place:

                  "8. SEVERANCE BENEFITS. In the event of termination of your employment by the Company without cause at any time, or if the Company does not offer you a new employment agreement containing material terms that are at least equivalent to this Employment Agreement, as amended, on or before the expiration of the current Employment Agreement, the Company will pay you, as a lump-sum severance benefit, the amount of twice your annual base salary then in effect (less appropriate withholding amounts) plus twice the maximum annual bonus equal to 100% of your then annual salary (the "Severance Amount"), and the Company will release any and all shares of Common Stock held for your benefit in any deferred compensation account with the Company without penalty.

                  Notwithstanding anything contained in this Employment Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended or replaced (the "Code")), or distribution to or for your benefit whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise in connection with, or arising out of, your employment with the Company, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of the Excise Tax imposed upon said payments and distributions, including any Excise Tax on the Gross-Up Payment, the net amount you retain, after deduction of the Excise Tax and any federal, state and local income or payroll tax upon the Gross-Up Payment, equals the net amount you would have received in the absence of the Excise Tax.


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                  In consideration for the agreements set forth herein and the
Severance Amount, you shall, upon the termination of your employment, execute a release of the Company, the Board, and all officers, employees and agents of the Company from any and all claims, liabilities, actions, causes of action, obligations, costs, damages, losses and demands of every kind and nature whatsoever known or unknown, which arise out of, relate to or are in any manner whatsoever connected with any action, transaction, occurrence or event which has occurred prior to the date of the release and those which may arise out of or are in any manner whatsoever connected with or related to the termination of your employment with the Company. Such release shall include a waiver of all rights granted under Section 1542 of the California Civil Code which reads as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him must have materially affected his settlement with the debtor. Cal. Civ. Code Section 1542.

                  The Severance Amount will be paid and the Common Stock held in the deferred compensation account will be released within five (5) business days of the termination of your employment (after accounting for any statutory waiting periods that are applicable) with the Company either without cause or through non-renewal of your Employment Agreement."

         1.5 The third paragraph of Section 8 of the Employment Agreement entitled "Severance Benefits", which commences "If you voluntarily resign . . .", is hereby deleted and the following is substituted in its place:

                  "If you voluntarily resign, or your employment is terminated by the Company for cause, or your employment terminates as a result of your death or disability, you will not be entitled to any severance benefits pursuant to the first paragraph of this Section 8 except as provided in Section 7 with respect to disability pay and disability insurance and except in the case of death for any life insurance benefits. In the event that a voluntary resignation by you is caused by: (i) a substantial reduction in your duties and responsibilities below those appropriate for your position as provided in
Section 1, (ii) a change without your written consent in the reporting provisions of Section 1; (iii) an intentional material breach of this letter agreement or material misrepresentation by the Company, or (iv) any other material change in the circumstances of your employment made by the Company for the purpose and with the intention and effect of causing you to resign, you will be treated as having been terminated by the Company without cause."

2.       TERM.

         This Amendment shall commence on the Effective Date and continue in effect until the expiration or sooner termination of the Employment Agreement.

3.       EFFECT ON EMPLOYMENT AGREEMENT.

         This Amendment shall supersede and replace any inconsistent provisions of the Employment Agreement. Except, as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms. The provisions of the Employment Agreement which are not inconsistent with those of this Amendment shall be incorporated herein by this reference.


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4.       GOVERNING LAW.

         This Amendment shall be interpreted and construed under California law except to the extent California law is preempted by federal law including, without limitation, federal copyright, patent or trademark law.

5.       COUNTERPARTS.

         This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date and year first above written.


                                        REMEDYTEMP, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------



                                        ----------------------------------------
                                        Greg Palmer


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